Exhibit 10.39

PALANTIR ORDER FORM	ORDER #1

EFFECTIVE DATE: September 3, 2021

PARTIES
Energy Vault, Inc. (“Customer”) 4360 Park Terrace Drive, Suite 100 Westlake Village, CA 91361	Palantir Technologies Inc. (“Palantir”) 1555 Blake Street, Suite 250 Denver, Colorado 80202
By: /s/ Robert Piconi Name: Robert Piconi Title: Co-Founder and CEO Date: 9/6/2021	By: /s/ Ryan Taylor Name: Ryan Taylor Title: Chief Legal & Business Affairs Officer Date: September 7, 2021

FEES
PRODUCT ORDER DESCRIPTION	NOTES	FEES
Palantir Platform - Foundry Cloud Subscription (including Support Services and Updates) for the Order Term		$3,000,000 per year (commencing upon the December 1, 2021 “Start Date” and continuing for two and a half years)
Professional Services	Mutually agreed upon Professional Services scoped by the Parties are included from the Start Date through the end of the second quarter of 2022.	Included at no additional cost
Infrastructure fees	See below.
	TOTAL IN USD (excluding applicable infrastructure costs and sales tax/VAT)	$7,500,000

ORDER INFORMATION
ORDER TERM	The term of this Order Form (the “Order Term”) will begin on the Start Date and expire two and a half (2.5) years from the Start Date.

BILLING DETAILS	Palantir will invoice Customer the Palantir Platform Fee on an upfront basis starting upon the Start Date and according to the following schedule:

Start Period	End Period	Invoice Amount USD	Invoice Date*
12/1/21	2/28/21	500,000	12/1/21 ($100,000) 2/1/22 ($400,000)
3/1/22	5/31/22	750,000	3/1/21 ($250,000) 5/1/22 ($500,000)
6/1/22	8/31/22	750,000	6/1/22
9/1/22	11/30/22	750,000	9/1/22
12/1/22	2/28/23	750,000	12/1/22
3/1/23	5/31/23	750,000	3/1/23
6/1/23	8/31/23	750,000	6/1/23
9/1/23	11/30/23	750,000	9/1/23
12/1/23	2/29/24	750,000	12/1/23
3/1/24	5/31/24	1,000,000	3/1/24
	Total:	7,500,000

Palantir Standard Order Form
CONFIDENTIAL

The Fees for the 12/1/21 to 2/28/21 period shall be invoiced in two parts. The 12/1/21 Invoice ($100,000) shall be paid by 12/22/21. The 2/1/22 Invoice ($400,000) shall be paid by 2/22/22. The Fees for the 3/1/22 to 5/31/22 period shall be invoiced in two parts. The 3/1/22 Invoice ($250,000) shall be paid by 3/25/22. The 5/1/22 Invoice shall be paid by 5/25/22. Thereafter, starting with the 6/1/22 invoice, all quarterly invoices shall be paid prior to the end of the month of issuance.

Infrastructure fees shall be invoiced as detailed below.

BILLING CONTACT	Irwin Chen, Irwin.chen@energyvault.com, 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361
SHIP TO (PRIMARY LOCATION OF USE - IF DIFFERENT FROM CUSTOMER ADDRESS)
ACCESS SCOPE AND DETAILS	Customer shall receive Enterprise-wide access to the Palantir Foundry Platform by Authorized Users for business purposes related to the mutually agreed scope.
CLOUD INFRASTRUCTURE	Infrastructure costs to be invoiced quarterly in arrears to Customer, with payment due in accordance with the payment terms of the Agreement.

TERMS

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This Order #1 has been executed as of the Effective Date above and is issued pursuant to the attached Palantir Terms and Conditions of Access and any data protection and/or security terms, and/or exhibits and addenda (collectively with any Order Forms, the “Agreement”). Any capitalized terms used in this Order Form but not defined herein shall have the meaning given to them in the Agreement. In the event of a conflict between this Order Form and the Agreement, this Order Form shall take precedence.

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Termination for Special Cause. Without limiting Customer’s other rights of termination set forth in the Agreement, the Parties agree that Customer may terminate the Agreement (such termination shall also terminate this Order Form) upon written notice to Palantir in the event, and within 20 business days of the occurrence of, (a) the final expiration or termination of that certain subscription agreement dated on or about the date of this Agreement between Palantir and Novus Capital Corporation II (the “Subscription Agreement”) regarding a Subscription (as defined in the Subscription Agreement) by Palantir and such Subscription is not fully consummated by the applicable parties pursuant to the terms and conditions of the Subscription Agreement or (b) the failure of the Transaction (as defined under the Subscription Agreement) to close for any reason; provided, that Palantir is relieved of any and all of its obligations under the Subscription Agreement (including without limitation Palantir’s obligation to pay any portion or all of the relevant Purchase Price (as defined in the Subscription Agreement) for such investment) (the foregoing, the “Termination Right”). In the event of the exercise and occurrence of such Termination Right, the Parties agree that Customer shall only owe the (i) Fees incurred under this Order Form prior to the effective date of termination under this paragraph (such Fees owed will be calculated on a pro-rata basis for the billing period prior to the effective date of termination, and as applicable, Palantir will provide a pro-rata refund to the extent Fees for the period after the effective date of termination have been pre-paid by Customer) and (ii) infrastructure costs incurred prior to the effective date of termination under this paragraph. Palantir shall invoice the Customer for any outstanding amounts under clauses (i) and (ii) above, upon the occurrence of such Termination Right.

Palantir Standard Order Form
CONFIDENTIAL

PALANTIR TERMS AND CONDITIONS OF ACCESS

These Terms and Conditions (collectively with Order Forms and/or exhibits, the “Agreement”) apply to any Order Form(s) between Customer and Palantir (each a “Party” and collectively the “Parties”) and are effective as of the Effective Date of the first Order Form between the Parties.

1.Certain Definitions.

1.1“Content” means a) any data or other content that is created or provided by Customer or Authorized Users, whether directly or indirectly from a third party, for transmission, storage, integration, import, display, distribution, or use in or through the Products, including any aggregated or transformed versions thereof and any analytical outputs, and b) any models, algorithms, analyses, or transformation code to the extent authored by Customer or any Authorized User using and on top of the Products.

1.2“Content Connection Software” means Palantir software provided for installation locally by or on behalf of Customer to access or connect with the Products.

1.3“Documentation” means technical documentation provided or made available to Customer regarding the Software and Palantir Materials.

1.4“Intellectual Property Rights” means all right, title, and interest in and to any trade secrets, patents, copyrights, service marks, trademarks, know-how, trade names, rights in trade dress and packaging, moral rights, rights of privacy, rights of publicity, and any similar rights, including any applications, continuations, or registrations with respect to the foregoing, under the laws or regulations of any governmental, regulatory, or judicial authority.

1.5“Order Form” means an ordering document specifying the Products and/or Services to be provided hereunder that is entered into between Palantir and Customer, including any exhibits thereto.

1.6“Palantir Materials” means any technology and materials provided or made available to Customer for use with the Software and Services, including sample code, software libraries, command line tools, data integration code, templates, and configuration files.

1.7“Product(s)” means the Palantir Materials, Documentation, and Software.

1.8“Services” means Support Services and/or additional implementation, enablement, training, or other professional services provided by or on behalf of Palantir.

1.9“Software” means the Palantir proprietary software in a managed cloud-hosted environment, the Content Connection Software, application programming interfaces (APIs), and Palantir models or algorithms identified on the Order Form or provided or made available to Customer as a service in connection with this Agreement, and any improvements, modifications, derivative works, patches, upgrades, and Updates thereto.

1.10“Updates” means Product changes that Palantir at its discretion may implement in the generally available Products without requiring the payment of additional fees. Updates do not include new offerings that Palantir makes available for an additional charge.

2.Provision of Products.

2.1Access and License. Subject to Customer’s continued and full compliance with all terms and conditions of this Agreement, Palantir will provide Customer access to the Software during the applicable Order Term solely for its business purposes, and only (a) to use, access, display, and run in accordance with the Documentation and (b) for the scope of use specified in the applicable Order Form. If applicable, Palantir hereby grants to Customer a non-exclusive, nontransferable, non-sublicenseable, limited license to use the Content Connection Software during the applicable Order Term for the sole purposes of using and connecting to Products hereunder. Customer shall allow Palantir to access the Content Connection Software remotely as necessary. Palantir hereby grants to Customer during the Term a non¬exclusive, nontransferable, non-sublicenseable, limited license, to (a) use the Palantir Materials in accordance with the Documentation and this Agreement and (b) copy, modify, and use the Palantir Materials solely to the extent necessary for Customer’s use of the Software hereunder. To the extent applicable, the Parties shall comply with the terms of the Palantir Data Protection Addendum (located at: www.palantir.com/legal/data-protection/3791), which form part of the Agreement.

2.2Third-Party Services. Palantir may utilize and/or make available third-party services in the provision of the Products and processing of Content (“Third-Party Services”). Such Third-Party Services will be set forth in the Documentation or otherwise be agreed by the Parties.

2.3Usage Data. Palantir may collect metrics, analytics, statistics, or other data related to Customer’s use of the Products (a) to provide the Products and Services to and for the benefit of Customer, including for security purposes, and (b) to analyze, maintain, and improve the Products and Services (provided that in relation to (b) the data collected shall not include personal data or Content).

3.Customer Use of Products.

3.1Accounts. Palantir will provide Customer with the capability to provision accounts (“Accounts”) for Customer’s employees (or contractors with a need to access the Products on behalf of Customer) and third parties in connection with Customer’s business purposes pursuant to the scope set forth in an applicable Order Form provided that such third parties are subject to the restrictions and requirements set forth herein (“Authorized Users”). Customer shall be solely responsible for (a) administering and protecting Accounts; (b) providing access to the Products only to Authorized Users; (c) requiring such Authorized Users to keep Account login information strictly confidential; (d) using industry standard security measures to protect Accounts (including, without limitation, using multi-factor authentication); and (e) any use of the Products that occurs on Customer’s Accounts. Customer shall inform each Authorized User of its obligations hereunder, and ensure that each Authorized User at all times abides by the terms of this Agreement. Customer shall be responsible and liable for any breach of this Agreement by an Authorized User. In the event that Customer or any Authorized User becomes aware that the security of any Account login information has been compromised, or upon Palantir’s reasonable request, Customer shall immediately de-activate such Account or change the Account’s login information.

3.2Customer Content Use. Customer grants to Palantir a non-exclusive worldwide license to use, copy, store, process, transmit, retrieve, and display Content solely to provide and support the Products and/or Services. Palantir is not permitted to disclose any Content or Customer Confidential Information, except as necessary to provide the Products and/or Services to Customer, without Customer’s consent, unless required to do so pursuant to applicable law or regulation or requests or orders of governmental, regulatory, or judicial authorities (including without limitation subpoenas). Palantir will not Sell Customer Confidential Information (“Sell” shall have the meaning set forth in the California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq.).

4.Proprietary Rights.

4.1Customer Ownership. As between the Parties, Customer retains all rights, title, and interest, including all Intellectual Property Rights, in and to the Content.

4.2Palantir Ownership. As between the Parties, Palantir retains all rights, title, and interest, including all Intellectual Property Rights, in and to the Products, Updates, and any other related documentation or materials provided by Palantir (including without limitation all Intellectual Property Rights embodied in any of the foregoing). Customer shall and hereby does irrevocably transfer and assign to Palantir all right, title, and interest it may have in the foregoing to Palantir and Palantir hereby accepts such transfer. Except for the express rights granted herein, Palantir does not grant any other licenses or access, whether express or implied, to any Palantir software, services, or Intellectual Property Rights. No ownership rights are conveyed to Customer under this Agreement. Customer will maintain and not remove, obscure, or alter any copyright notice, trademarks, logos, and trade names and any other notices or identifications that appear on or in any Products or Updates and any associated media.

Palantir Terms and Conditions

4.3Restrictions. Customer will not (and will not allow any third party to): (a) gain or attempt to gain unauthorized access to the Products or infrastructure, or any element thereof, or circumvent or otherwise interfere with any authentication or security measures of the Products; (b) interfere with or disrupt the integrity or performance of the Products; (c) transmit material containing software viruses or other harmful or deleterious computer code, files, scripts, agents, or programs through the Products; (d) decompile, disassemble, scan, reverse engineer, or attempt to discover any source code or underlying ideas or algorithms of any Products (except to the extent that applicable law expressly prohibits such a reverse engineering restriction); (e) provide, lease, lend, use for timesharing or service bureau purposes; (f) list or otherwise display or copy any code of any Products, except for Palantir Materials to the extent necessary for Customer’s use of the Software; (g) copy any Products (or component thereof) or develop any improvement, modification, or derivative work thereof, except for Palantir Materials to the extent necessary for Customer’s use of the Software; (h) except as set forth in an Order Form, include any portion of any Products in any other service, equipment, or item; (i) allow the transfer, transmission (including without limitation making available on-line, electronically transmitting, or otherwise communicating, to the public), export, or re¬export of any Products (or any portion thereof) or any Palantir technical data; (j) perform penetration tests on the Software; or (k) use, evaluate, or view the Products for the purpose of designing, modifying, or otherwise creating any environment, software, models, algorithms, products, program, or infrastructure or any portion thereof, which performs functions similar to the functions performed by the Products. Notwithstanding the foregoing, or any statement to the contrary herein, portions of the Products may be provided or made available with notices and open source or similar licenses from such communities and third parties that govern the use of those portions, and Customer hereby agrees to be bound by and fully comply with all such licenses disclosed to Customer in the Documentation; however, the disclaimer of warranty and limitation of liability provisions in this Agreement will apply to all such Products.

5.Confidentiality. Each Party (the “Receiving Party”) shall keep strictly confidential all Confidential Information of the other Party (the “Disclosing Party”), and shall not use such Confidential Information except for the purposes of this Agreement, and shall not disclose such Confidential Information to any third party other than disclosure on a need-to-know basis to the Receiving Party’s own directors, employees, consultants, agents, and/or authorized subcontractors who are each subject to obligations of confidentiality at least as restrictive as those herein. The Receiving Party shall use at least the same degree of care as it uses to prevent the disclosure of its own confidential information, but in no event less than reasonable care. The Receiving Party may, without violating the obligations of the Agreement, disclose Confidential Information to the extent required by a valid order by a court or other governmental body having jurisdiction, provided that the Receiving Party: (a) provides the Disclosing Party with reasonable prior written notice of such disclosure and (b) uses diligent reasonable efforts to limit disclosure and to obtain, or to assist the Disclosing Party in obtaining confidential treatment or a protective order preventing or limiting the disclosure, while allowing the Disclosing Party to participate in the proceeding. “Confidential Information” means (1) Products, (including any information or data relating thereto); (2) Content; and (3) any other information which by the nature of the information disclosed or the manner of its disclosure would be understood by a reasonable person to be confidential, in each case in any form (including without limitation electronic or oral) and whether furnished before, on, or after the Effective Date; provided, however, that Confidential Information shall not include any information that (a) is or becomes part of the public domain through no act or omission of the Receiving Party or its employees, agents, advisors, attorneys, accountants, or other representatives; (b) is known to the Receiving Party at the earlier of the Effective Date or the time of disclosure by the Disclosing Party (as evidenced by written records) without an obligation to keep it confidential; (c) was rightfully disclosed to the Receiving Party prior to the Effective Date from another source without any breach of confidentiality by the third-party discloser and without restriction on disclosure or use; or (d) the Receiving Party can document by written evidence that such information was independently developed without any use of or reference to Confidential Information. The Receiving Party shall be liable for any breaches of this Section by any person or entity to which the Receiving Party is permitted to disclose Confidential Information pursuant to this Section. The Receiving Party’s obligations with respect to Confidential Information shall survive termination of this Agreement for five (5) years; provided, that the Receiving Party’s obligations hereunder shall survive termination and continue in perpetuity, or as long as permitted by applicable law, with respect to any Confidential Information that is a trade secret under applicable law.

6.Fees and Payment. Products are deemed delivered upon the provision of access to Customer or for the Customer’s benefit. If there are fees set forth in an Order Form, fees will be invoiced and payable on an annual upfront basis, or as otherwise set forth in the Order Form. All payments shall be made via check or wire transfer to an account designated by Palantir in the currency set forth on the corresponding invoice. All fees set forth in the invoice are due within thirty (30) days after the date of issuance of Palantir’s invoice. Customer shall be responsible for all taxes arising under this Agreement, including, but not limited to, sales, use, gross receipts, excise value added, and goods and services taxes (but not including Palantir’s income taxes), in addition to any duties, costs of compliance with export and import controls and regulations, and other governmental assessments, and, if applicable, withholding taxes so that after payment of such taxes the amount Palantir receives is not less than the fees set forth in the Order Form. In the event that a double taxation treaty applies, which provides a zero or reduced withholding tax rate, Customer agrees to not withhold or withhold at the reduced tax rate in accordance with the double taxation treaty. Any late payments shall be subject to a service charge equal to 1.5% per month of the amount due or the maximum amount of interest for late payment allowed by applicable law, whichever is less.

7.Services. Subject to the execution of an Order Form, and the payment of all applicable fees thereunder, Palantir may provide Customer with Services. The performance of any Services shall not affect the ownership of the Products, Updates, and other related materials provided by Palantir under this Agreement. Exclusively in connection with Customer’s access to the Products under an Order Form, Palantir shall provide Customer with support and Updates in accordance with and subject to Palantir’s standard support terms and conditions (“Support Services”) for the applicable Order Term.

8.Term and Termination. This Agreement shall continue for six (6) months from the date of expiration of the last to expire Order Form (the “Term”), unless otherwise terminated as provided herein. The term of each Order Form shall continue for the duration set forth in the Order Form (the “Order Term”), unless otherwise terminated as provided herein. Without limiting either Party’s other rights, either Party may terminate this Agreement for cause (including any then-current Order Forms) upon written notice to the other Party in the event of any material breach by the other Party of any provision of this Agreement and failure to remedy the breach (and provide reasonable written notice of such remedy to the non-breaching Party) within thirty (30) days following written notice of such breach from the Party. Upon any termination or expiration of this Agreement, all of Customer’s rights, access, and licenses granted to the Products shall immediately cease and Customer shall promptly return or destroy all Content Connection Software, Palantir Materials, and Documentation, and all other Confidential Information, and, upon written request, so certify its compliance with the foregoing to Palantir in writing within ten (10) days of such request. Upon the termination or expiration of all Order Forms, Palantir will provide Customer access to Content in a format and media reasonably accessible for thirty (30) days (or as otherwise mutually agreed between the Parties) and will thereafter use industry standard methods to delete or otherwise make inaccessible all Content. Notwithstanding the foregoing, Palantir shall retain, solely for security purposes, Product and usage information and metadata related to the security of the Products, excluding Content (except for security-related information such as IP addresses, usernames, log-in attempts, and search queries) (“Security Logs”) for a period of two (2) years following the last event logged. Security Logs shall be retained subject to the other terms of this Agreement. No termination or expiration of this Agreement shall limit or affect rights or obligations that accrued prior to the effective date of termination or expiration (including without limitation payment obligations). Sections 4, 5, 6, 8, 9, 10, 12, 13, and 14 shall survive any

Palantir Terms and Conditions

termination or expiration of this Agreement. Termination is not an exclusive remedy and all other remedies will remain available. All non-expired Order Forms shall automatically terminate upon the termination of this Agreement.

9.Indemnification.

9.1Palantir Indemnification. Palantir shall defend Customer against any claim of infringement or violation of any patent, copyright, or trademark asserted against Customer by a third party based upon Customer’s use of the Products in accordance with the terms of this Agreement and indemnify and hold harmless Customer from and against costs, attorneys’ fees, and damages, if any, finally awarded pursuant to a non-appealable order by a court of competent jurisdiction in such claim or settlement entered into by Palantir. If Customer’s use of any of the Products is, or in Palantir’s opinion is likely to be, enjoined by a court of competent jurisdiction due to the type of infringement specified above, or if required by settlement approved by Palantir in writing, Palantir may, in its sole discretion: (a) substitute for the Products substantially functionally similar products; (b) procure for Customer the right to continue using the Products; or (c) if Palantir reasonably determines that options (a) and (b) are commercially impracticable, terminate this Agreement and refund to Customer a pro-rated portion of the fees paid hereunder for the terminated Products that reflects the remaining portion of the Order Terms of any Order Forms in effect at the time of termination. The foregoing obligations of Palantir shall not apply: (1) if the Products are modified by any party other than Palantir, but only to the extent the alleged infringement would not have occurred but for such modification; (2) if the Products are modified by Palantir at the request of Customer, but only to the extent the alleged infringement would not have occurred but for such modification; (3) if the Products are combined with other non-Palantir products or processes not authorized by Palantir, but only to the extent the alleged infringement would not have occurred but for such combination; (4) to any unauthorized use of the Products, any use that is not consistent with the Documentation, or use during any period of suspension; (5) to any superseded release of the Content Connection Software if the infringement would have been avoided by the use of a current release of the Content Connection Software that Palantir has provided or made available to Customer prior to the date of the alleged infringement; (6) to any Content; or (7) to any non-Palantir products, software, or services.

9.2Customer Indemnification. Customer shall defend Palantir against any third-party claim asserted against Palantir arising from or relating to (a) Customer’s violation of applicable law, (b) any instruction from Customer regarding processing of Content, or (c) Content (i) that is obtained or used in a manner that is unauthorized or illegal, or (ii) that violates a third party’s Intellectual Property Rights, and indemnify and hold harmless Palantir from and against related costs, attorneys’ fees, and damages, if any, finally awarded pursuant to a non-appealable order.

9.3Indemnification Procedure. The obligations of the indemnifying Party shall be conditioned upon the indemnified Party providing the indemnifying Party with: (a) prompt written notice (in no event to exceed five (5) business days) of any claim, suit, or demand of which it becomes aware; (b) the right to assume the exclusive defense and control of any matter that is subject to indemnification (provided that the indemnifying Party will not settle any claim unless it unconditionally releases the indemnified Party of all liability and does not admit fault or wrongdoing by the indemnified Party); and (c) cooperation with any reasonable requests assisting the indemnifying Party’s defense and settlement (at the indemnifying Party’s expense). This Section sets forth each Party’s sole liability and obligation and the sole and exclusive remedy with respect to any claim of Intellectual Property Rights infringement.

10.Palantir Warranty and Disclaimer. Palantir warrants that during the Term (a) the Software as delivered to Customer will perform substantially in accordance with the applicable Documentation and (b) the Services will be provided in a professional and workmanlike manner. In the event of a breach of an above warranty, Customer may give Palantir written notice of termination of this Agreement, which termination will be effective thirty (30) days after Palantir’s receipt of the notice, unless Palantir is able to remedy the breach prior to the effective  date of termination. In the event of termination of this Agreement pursuant to Customer’s exercise of its right under this Section, Customer shall be entitled to receive from Palantir, as its sole and exclusive remedy, a refund of a pro-rated portion of the fees paid hereunder that reflects the remaining portion of the Order Terms of any Order Forms in effect at the time of termination. NO AMOUNTS PAID HEREUNDER ARE REFUNDABLE OR OFFSETTABLE EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS EXPRESSLY SET FORTH IN THIS

SECTION 10, THE PRODUCTS AND SERVICES ARE PROVIDED “AS-IS” WITHOUT ANY OTHER WARRANTIES OF ANY KIND AND PALANTIR AND ITS SUPPLIERS AND SERVICE PROVIDERS HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO THE PRODUCTS AND ANY SERVICES PROVIDED HEREUNDER OR SUBJECT MATTER OF THIS AGREEMENT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING LIMITATION, PALANTIR DOES NOT WARRANT THAT THE PRODUCTS OR SERVICES WILL MEET CUSTOMER REQUIREMENTS OR GUARANTEE ANY RESULTS, OUTCOMES, OR CONCLUSIONS OR THAT OPERATION OF PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. PALANTIR IS NOT RESPONSIBLE OR LIABLE FOR ANY THIRD-PARTY SERVICES (INCLUDING WITHOUT LIMITATION, UPTIME GUARANTEES, OUTAGES, OR FAILURES) OR ANY THIRD PARTY DATA OR MATERIALS. PALANTIR DOES NOT CONTROL THE TRANSFER OF INFORMATION OR CONTENT OVER COMMUNICATIONS FACILITIES, THE INTERNET, OR THIRD-PARTY SERVICES, AND THE PRODUCTS MAY BE SUBJECT TO DELAYS AND OTHER PROBLEMS INHERENT IN THE USE OF SUCH COMMUNICATIONS FACILITIES. PALANTIR IS NOT RESPONSIBLE FOR ANY DELAYS, FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

11.Customer Warranty. Customer warrants and covenants that it will not use the Products for any unauthorized or illegal purposes, including but not limited to: (a) discrimination; (b) harassment; (c) compromising information and data security or confidentiality; (d) harmful or fraudulent activities; (e) violation of privacy or constitutional rights of individuals or organizations; or (f) violation of third-party contractual agreements or local, state, federal, or international laws, regulations, or ordinances. Customer warrants and covenants that: (a) it will not transmit, store, integrate, import, display, distribute, use or otherwise make available any Content that is, or is obtained in a manner that is, unauthorized or illegal; (b) this Agreement imposes no obligations, by contract or local, state, federal, or international law, regulation, or ordinance, with respect to Content; and (c) that Customer has provided all necessary notifications and obtained all necessary consents, authorizations, approvals, and/or agreements as required by any applicable laws or policies to enable Palantir to process Content, including personal data, according to the scope, purpose, and instructions specified by Customer. All Content that Customer transmits, stores, integrates, imports, displays, distributes, uses, or otherwise makes available through use of the Products and the conclusions drawn therefrom are done at Customer’s own risk and Customer will be solely liable and responsible for any damage or losses to any party resulting therefrom. Palantir has the right to immediately suspend the Products (1) to prevent harm to Palantir or its business; (2) if Customer is in breach of this Agreement; or (3) if Palantir reasonably concludes that performance would cause it to violate applicable laws or if required to do so pursuant to applicable law or regulation or requests or orders of governmental, regulatory, or judicial authorities.

12.Limitations of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE LEGAL THEORY USED TO MAKE A CLAIM, AND WHETHER OR NOT BASED UPON NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY, IN TORT OR ANY OTHER CAUSE OF ACTION, FOR ANY (A) LOSS, ALTERATION, OR CORRUPTION OF, CONTENT, (B) COST OF PROCUREMENT OF ANY SUBSTITUTE PRODUCTS OR SERVICES, OR COST OF REPLACEMENT OR RESTORATION OF ANY LOST OR ALTERED CONTENT, (C) DELAYS OR UNAVAILABILITY OF ANY PRODUCTS OR SERVICES, ECONOMIC LOSSES, EXPECTED OR LOST PROFITS, REVENUE, OR ANTICIPATED SAVINGS, LOSS OF BUSINESS, LOSS OF CONTRACTS, LOSS OF OR DAMAGE TO GOODWILL OR

Palantir Terms and Conditions

REPUTATION, AND/OR (D) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL LOSS OR DAMAGE, WHETHER ARISING OUT OF PERFORMANCE OR BREACH OF THIS AGREEMENT OR THE USE OR INABILITY TO USE THE PRODUCTS, OR FOR ANY MATTER BEYOND THE PARTY’S REASONABLE CONTROL, EVEN IF THE PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH LOSS OR DAMAGES. EXCEPT FOR THE PARTIES’ OBLIGATIONS SET FORTH IN SECTIONS 4 AND 9 OF THIS AGREEMENT AND CUSTOMER’S PAYMENT OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AGREES THAT THE MAXIMUM AGGREGATE LIABILITY OF EITHER PARTY ON ALL CLAIMS OF ANY KIND UNDER THE AGREEMENT, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY OR RESULTING FROM THIS AGREEMENT OR ANY PRODUCTS OR SERVICES, SHALL NOT EXCEED THE GREATER OF A) THE FEES PAID OR PAYABLE TO PALANTIR BY CUSTOMER UNDER THE APPLICABLE ORDER FORM IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM FOR THE PRODUCTS OR SERVICES THAT GAVE RISE TO SUCH CLAIM OR B) FIFTY THOUSAND DOLLARS (USD 50,000), AND THAT SUCH REMEDY IS FAIR AND ADEQUATE.

13.Dispute Resolution. Any dispute, controversy, or claim arising from or relating to this Agreement, including arbitrability, that cannot be resolved following good faith discussions within a period of sixty (60) days after notice of a dispute has been given by one Party to the other shall be finally settled by arbitration. If Customer is located in the Americas, then this Agreement shall be deemed to have been made in, and shall be governed pursuant to the laws of the State of New York, and arbitration will be administered in New York, New York, United States in accordance with the Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the Federal Rules of Evidence (notwithstanding JAMS Rule 22(d) or any other JAMS Rule to the contrary). If Customer is located outside of the Americas, then the governing law shall be the substantive laws of England and Wales, without regard to conflicts of law provisions thereof, and without regard to the United Nations Convention on Contracts for the International Sale of Goods, and arbitration shall be administered in London, United Kingdom under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules. Notwithstanding the foregoing, each Party shall have the right to institute an action at any time in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided that (i) the Party instituting the action shall seek an order to file the action under seal (or at a minimum do so for any filings containing Confidential Information or trade secrets) in order to limit disclosure as provided in Section 5 of this Agreement; and (ii) a permanent injunction and damages shall only be awarded by the arbitrator(s).

14.Miscellaneous. Except with Palantir’s prior written consent, neither this Agreement nor the access or licenses granted hereunder may be assigned, transferred, or sublicensed by Customer, including, without limitation, pursuant to a change of control of Customer; any attempt to do so shall be void. Palantir may terminate this Agreement in the event of a change of control of Customer unless such change of control does not not result in the assignment or transfer of this Agreement to an entity or person that is competitive or otherwise harmful to Palantir’s interests as reasonably determined by Palantir in good faith and would not result in any material increase or change to the scope or purpose of this Agreement or any then-active Order Form. Palantir may subcontract this Agreement or portions thereof. Both Parties are permitted to state publicly that Customer is a customer of Palantir. Palantir may publish a brief description of Customer’s deployment of the Products and may use Customer’s name and logo to identify Customer as a Palantir customer in marketing or promotional materials. Customer will create and publish a testimonial about the Palantir engagement. Palantir will provide support to Customer to showcase Palantir’s software in such testimonial and Palantir will be permitted to share such testimonial publicly. Any public use hereunder by either Party (a) shall be consistent with any trademark or branding guidelines provided by the other Party and (b) shall in no event disparage or demean the other Party. Any notice required or permitted hereunder shall be in writing and sent by first class mail, confirmed facsimile, or major commercial rapid delivery courier service to the address specified in the applicable Order Form. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and be enforceable. Any and all modifications, waivers or amendments must be made by mutual agreement and shall be effective only if made in writing and signed by each Party. No waiver of any breach shall be deemed a waiver of any subsequent breach. Unless otherwise specified by Palantir, the Software and Services are subject to U.S. trade controls and sanctions laws and regulations, including but not limited to the U.S. Export Administration Regulations and the sanctions laws and regulations administered by the U.S. Office of Foreign Assets Control (“OFAC”), as well as the trade controls and sanctions of any other jurisdictions in which Customer operates (collectively “Trade Controls”), and may only be exported, reexported, or transferred in accordance with applicable requirements. It is Customer’s responsibility to (i) provide Palantir with the necessary information for Palantir to comply with Trade Controls; (ii) ensure all end-uses and end-users relating to Customer’s reexports and retransfers of the Software and Services comply with Trade Controls; and (iii) refrain from taking any action that causes Palantir to violate Trade Controls. Customer represents that it is not subject to restrictions under any U.S. government restricted end user list, including but not limited to the U.S. BIS Entity List, U.S. BIS Denied Persons List, or the OFAC List of Specially Designated Nationals, and is not 50% or more, directly or indirectly, owned or controlled by any individuals or entities identified on such lists. Customer will immediately notify Palantir if Customer becomes subject to any such restrictions. Except for the obligation to pay money, neither Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including without limitation acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act, or failure of the Internet, telecommunications, or hosting service provider, computer attacks, or malicious acts; provided that the delayed Party: (1) gives the other Party prompt notice of such cause; and (2) uses its commercially reasonable efforts promptly to correct such failure or delay in performance. This Agreement is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. The Parties have freely negotiated all clauses of this Agreement, in written exchanges, telephone conversations, or meetings, and pursuant to these negotiations they have agreed to adopt this Agreement and hereby acknowledge the negotiated nature of this Agreement. In the event of a conflict between these Terms and Conditions and any Order Forms or exhibit, the terms of such Order Form or exhibit will prevail. Palantir is in no way affiliated with, or endorsed or sponsored by, The Saul Zaentz Company d.b.a. Tolkien Enterprises or the Estate of J.R.R. Tolkien.

Palantir Terms and Conditions